EXHIBIT 3.171

CERTIFICATE OF FORMATION

OF

BRANDYWINE BYBERRY LLC

1. The name of the limited liability company is Brandywine Byberry LLC.

          2. The address of its registered office in the State of Delaware and New Castle County shall be 1313 North Market Street, Suite 5100, Wilmington, Delaware 19801. The registered agent at such address shall be PHS Corporate Services, Inc.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Brandywine Byberry LLC effective as of this 5th day of January, 2005.

/s/ Heather L. Reid

Heather L. Reid
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:58 PM 01/05/2005
Filed 04:55 PM 01/05/2005
SRV 050009754 – 3907908 FILE